Exhibit M

AMENDMENT
TO
CLINICAL DEVELOPMENT AND LICENSE AGREEMENT

This Amendment (this “Amendment”) to the Clinical Development and License Agreement, dated as of July 14, 2005 (as amended from time to time, the “CDC License”), is dated as of March 12, 2007, by and among CDC IV, LLC (“CDC”), BioDelivery Sciences International, Inc. (“BioDelivery”), Arius Pharmaceuticals, Inc., a wholly-owned subsidiary of BioDelivery (“Arius”) and Arius Two, Inc., a wholly-owned subsidiary of BioDelivery (“Arius Two” and together with Arius and BioDelivery, collectively, the “Company”).  Capitalized terms used herein and not otherwise defined shall have the meanings given to them in the CDC License.

RECITALS

WHEREAS, CDC (as successor in interest to Clinical Development Capital LLC), BioDelivery, Arius and Arius Two entered into the CDC License, pursuant to which, among other things, CDC invested in the development of certain compounds being developed by the Company; and

WHEREAS, CDC and the Company desire to amend the CDC License as set forth in this Amendment.

NOW THEREFORE, in consideration of the mutual covenants herein, and intending to be legally bound hereby, the parties agree as follows:

1.             The CDC License is hereby amended as follows:

(a)           Amended Definitions.  The following defined terms shall be deleted and replaced with the following:

“‘Development Program’ means the clinical program and studies and associated support activities (including, without limitation, all specific protocol changes and other details of the clinical programs, studies and support activities) to be conducted by or on behalf of Company to obtain and/or maintain Approval, including, without limitation, Approval from the FDA, such program, studies and activities being more fully described in the Development Program.  The Development Program shall be set forth in Schedule 1.31 and contain a list and description of clinical studies activities, timelines for the performance of Product studies in support of the development activities for Product and the Development Budget.”

(b)           Section 2.1 Committee.  Section 2.1 of the CDC License is hereby amended by adding the following sentence to the end of such Section:

“Notwithstanding anything to the contrary contained herein, Company shall be (and shall be deemed to be) the “Sponsor” of all pre-clinical, clinical and other trials and studies (and any other development activities) in connection with the Product hereunder.”

(c)           Section 2.3.1.  Section 2.3.1 of the CDC License is hereby deleted in its entirety and replaced with the following:

“2.3.1      Managing, making decisions with respect to, and overseeing the development of the Products in accordance with the Development Program (including, without limitation, determining all protocols and endpoints for clinical trials and other studies, and any changes thereto);”

(d)           Section 3.3 Right to Information Regarding Development Activities.  Section 3.3 of the CDC License is hereby amended by adding the following sentence to the end of such Section:

“In addition, Company shall immediately (but in all cases within three (3) Business Days after notice thereof), notify CDC in writing of any adverse events with respect to the development of the Product or the Development Program, including, without limitation, any decreases in the level of patient recruitment in the clinical trials or any other variance from the projected levels of patient recruitment.  As used in this Section 3.3, an “adverse event” shall mean any change, effect, event, condition or occurrence, individually or in the aggregate, that has a material adverse effect or impact on the Product, the Development Program or the financial condition of the Company, including, without limitation, any delays in meeting timelines set out in the Development Program, any negative data received, generated or otherwise made available with respect to the safety or efficacy of the Product, any failure to achieve endpoints or other goals of any part of the Development Program, any decrease in the level of patient recruitment in the clinical trials or other variance from the projected levels of patient recruitment, any recommendations or communications to or from the FDA or other Governmental Authority that a clinical trial or the Development Program should be stopped or modified, or if the Company becomes insolvent or it is reasonably determined by BDSI’s Board of Directors that the Company does not have, or the company cannot reasonably obtain sufficient funds to continue the planned Development Program.”

(e)           Section 3.5 Collaboration with Qualified collaboration Partner.  Section 3.5 of the CDC License is hereby deleted in its entirety and replaced with the following:

“3.5         Collaboration with Qualified Collaboration Partner.  Company shall have the right to enter into a partnership, collaboration, licensing agreement or other arrangement with a Qualified Collaboration Partner with respect to the development of the Product hereunder, provided, however, that (i) prior to a Change of Control of either BioDelivery or Subsidiary or Arius Two, Inc., such Qualified Collaboration Partner shall be subject to the prior written approval of CDC which approval shall not be unreasonably withheld and (ii) from and after a Change of Control of either BioDelivery or Subsidiary or Arius Two, Inc., such Qualified Collaboration Partner shall be subject to the prior written approval of CDC in its sole discretion.  Prior to engaging in any potential discussions with any such

Qualified Collaboration Partners, Company shall consult in good faith with CDC regarding such Qualified Collaboration Partners, including, without limitation, discussions regarding alternative Qualified Collaboration Partners.  In addition, once such Qualified Collaboration Partner has been selected and throughout the process of negotiation of any potential transaction with such Qualified Collaboration Partner, Company shall consult in good faith with CDC regarding the terms and documentation with respect to the potential transactions with such Qualified Collaboration Partners and shall consider in good faith CDC’s comments to such terms and documentation.  In addition, Company shall provide complete and un-redacted executed copies of any agreements or other understandings entered into with such Collaboration Partner promptly following the execution thereof.  Notwithstanding the foregoing, as a condition to entering into such partnership, collaboration, licensing agreement or other arrangement with a Qualified Collaboration Partner, the Qualified Collaboration Partner shall expressly acknowledge to CDC than any such agreement shall be subject to the rights of CDC hereunder.  In addition to the foregoing, CDC shall have access to all information and documentation that is generated or otherwise resides with the Collaboration Partner to the same extent Company would have access to such information or documentation under any such agreement.”

(f)            Section 4.2 Advice of Counsel.  Section 4.2 of the CDC License is hereby deleted in its entirety and replaced with the following:

“4.2         Advice of Counsel.  If a Party is advised by its counsel that it must communicate with any Governmental Authority relating to a matter under the Development Program, then such Party shall promptly, but in no event more than two (2) Business Days, advise the other Party of the same.  Company shall provide CDC in advance with a copy of any proposed communication with such Governmental Authority in time sufficient to allow for a reasonable time to comment thereon, and shall consider in good faith all comments CDC may have with respect thereto.  In addition, BDSI shall comply with any and all reasonable requests of CDC concerning any meeting or written or oral communication with such Governmental Authority.”

(g)           Section 4.5.1 Receipt of Correspondence.  Section 4.5.1 of the CDC License is hereby deleted in its entirety and replaced with the following:

“4.5.1      Receipt of Correspondence.  Company shall promptly and in accordance with applicable Law provide to CDC copies of any documents or correspondence received from any Governmental Authority, but in no event more than two (2) Business Days after such receipt, that pertains to the Products or the Development Program (including without limitation any minutes from a meeting with respect thereto).  In addition, Company shall provide CDC with any documents or correspondence to be submitted to any Governmental Authority that relate to the Products in time sufficient to allow for a reasonable time to comment, and shall consider in good faith all comments CDC may have with respect thereto.  In addition, Company will consult in advance with, and shall consider in good faith any comments of, CDC with respect to any filings made or other actions taken, including without limitation any such filings or actions with respect to any changes or modification to labeling for or the indications of the Products.”

(h)           Section 4.5.2 Regulatory Information. The first sentence of Section 4.5.2 of the CDC License is hereby deleted in its entirety and replaced with the following:

“Company shall provide CDC with notice, in a sufficiently timely basis (but in all cases not less than three (3) Business Days after notice thereof), of notification or other information which it receives (directly or indirectly) from, any Governmental Authority (and providing, as soon as reasonably possible (but in all cases not less than three (3) Business Days after receipt thereof), copies of any associated written requests) or from other persons that (i) may reflect or indicate any concerns regarding the safety or efficacy of a Product, (ii) indicates or suggests a Claim of a third party arising in connection with a Product, or (iii) may lead to a recall or market withdrawal of a Product.”

(i)            Section 4.6.1 Inquiries; Adverse Events.  Section 4.6.1 of the CDC License is hereby deleted in its entirety and replaced with the following:

“4.6.1      Inquiries, Adverse Events.  Company shall submit reports of all Adverse Drug Experiences associated with the use of the approved Product(s) and other required safety information (e.g., PSUR’s and annual safety reports) to the FDA and other Governmental Authorities, in accordance with applicable Law.  Company shall submit a copy of each such report to CDC in advance of such submission in time sufficient to allow for a reasonable time to comment, and shall consider in good faith all comments of CDC thereto; provided, however that CDC shall provide any such comments thereto within five (5) Business Days after receipt of such report from the Company.”

(j)            Section 6.6.1 Royalty on Net Sales.  Section 6.6.1 of the CDC License is hereby amended by replacing the reference to “Section 6.6.2” at the end of Section 6.6.1 with a reference to “Section 6.6.6”.

(k)           Development Plan.  All references to the term “Development Plan” in the CDC License shall be replaced with references to the term “Development Program”.

2.             At any time and from time to time, upon CDC’s request and at the sole expense of Company, Company will promptly and duly execute and deliver any and all further instruments and documents and take such further action as CDC reasonably deems necessary to effect the purposes of this Amendment.

3.             Except as expressly amended hereby, the CDC License shall continue in full force and effect in accordance with the provisions thereof on the date hereof.  As used in the CDC License, the terms “Agreement”, “this Agreement”, “herein”, “hereafter”, “hereto”, “hereof”, and words of similar import, shall, unless the context otherwise requires, mean the CDC License as amended, including as amended by this Amendment.  To the extent there is any conflict between the CDC License and this Amendment, the terms of this Amendment shall prevail.

4.             APPLICABLE LAW. THIS AMENDMENT SHALL BE GOVERNED BY AND INTERPRETED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK, WITHOUT REGARD TO ITS CONFLICTS OF LAWS RULES.

5.             This Amendment may be executed in any number of counterparts, each such counterpart shall be deemed to be an original instrument, and all such counterparts together shall constitute but one agreement.  Any such counterpart may contain one or more signature pages.  Any and all counterparts may be executed by facsimile.

6.             The headings of this Amendment are for the purposes of reference only and shall not affect the construction of or be taken into consideration in interpreting this Amendment.

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IN WITNESS WHEREOF, the undersigned parties have executed this Amendment as of the date set forth in the first paragraph hereof.

CDC IV, LLC

By:	/s/ David R. Ramsay
Name:	David R. Ramsay
Title:	Authorized Signatory

BIODELIVERY SCIENCES INTERNATIONAL, INC.:

By:	/s/ Mark A. Sirgo
Name:	Mark A. Sirgo
Title:	President and CEO

ARIUS PHARMACEUTICALS, INC.:

By:	/s/ Mark A. Sirgo
Name:	Mark A. Sirgo
Title:	President and CEO

ARIUS TWO, INC.:

By:	/s/ Mark A. Sirgo
Name:	Mark A. Sirgo
Title:	President and CEO

SIGNATURE PAGE TO AMENDMENT TO CLINICAL DEVELOPMENT AND LICENSE AGREEMENT